UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 8, 2008
ATARI, INC.
(Exact name of registrant as specified in charter)
DELAWARE
(State or other jurisdiction
of incorporation or organization)
Commission File Number: 0-27338
13-3689915
(I.R.S. employer identification no.)
417 FIFTH AVENUE
NEW YORK, NEW YORK 10016
(Address of principal executive
offices, including zip code)
(212) 726-6500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
Item 3.03 Material Modification to Rights of Security Holders.
Item 5.01 Changes in Control of Registrant.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     Effective October 8, 2008, Infogrames Entertainment, S.A. (“Infogrames”) completed its previously announced acquisition of the Company (the “Merger”). In connection with the Merger, the Company’s shares of common stock, par value $0.10 per share, are no longer traded on the “Pink Sheets” or listed on any exchange or quotation service.
Item 3.03 Material Modification to Rights of Security Holders.
     On October 8, 2008, pursuant to the terms of the Agreement and Plan of Merger among Infogrames, Irata Acquisition Corp. and the Company dated April 30, 2008 (the “Merger Agreement”), each outstanding share of Atari common stock, par value $0.10 per share, other than shares held by Infogrames and its subsidiaries and shares held by Atari stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, issued and outstanding immediately prior to the effective time of the Merger was canceled and automatically converted into the right to receive $1.68 per share in cash, without interest.
Item 5.01 Changes in Control of Registrant.
     Upon the closing of the Merger, the Company became a wholly owned indirect subsidiary of Infogrames.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Pursuant to the terms of the Merger Agreement, immediately upon completion of the Merger on October 8, 2008, each of the directors of the Company resigned and were replaced by the directors of Irata Acquisition Corp.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATARI, INC.
By:	/s/ James Wilson
James Wilson
Chief Executive Officer

Date: October 8, 2008